UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 1, 2007

Jo-Ann Stores, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-06695	34-0720629
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5555 Darrow Rd., Hudson, Ohio		44236
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(330) 656-2600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ken Haverkost will be appointed Executive Vice President, Store Operations of Jo-Ann Stores, Inc. (the "Company"), effective October 15, 2007.

Since 1985, Mr. Haverkost has held positions of increasing responsibility with Fred Meyer, the super center division of The Kroger Company, a retail grocery chain. Most recently, Mr. Haverkost was Senior Vice President and Director of Store Operations of Fred Meyer. Mr. Haverkost is 50 years old.

Under the terms of an offer letter, accepted by Mr. Haverkost on October 1, 2007, Mr. Haverkost will receive an annual base salary of $375,000 and a guaranteed cash bonus, pursuant to the Jo-Ann Stores Management Incentive Plan, of $200,000 for fiscal year 2008. For fiscal year 2009, Mr. Haverkost will have the opportunity, pursuant to the Jo-Ann Stores Management Incentive Plan, to earn a cash bonus of 0% to 100% of his base salary, with a target of 50% of his base salary, upon achieving financial performance targets to be established by the Board of Directors and will be eligible to participate in the Jo-Ann Stores Incentive Compensation Plan. On the third business day following the next quarterly earnings release after his start date, Mr. Haverkost will be granted restricted common shares with an aggregate value of $500,000 and non-qualified stock options with an aggregate value of $250,000. In addition, Mr. Haverkost will receive health, life and disability insurance coverage, the reimbursement of relocation expenses and a lump-sum payment of $150,000 to cover any non-reimbursable relocation expenses, and other benefits customarily provided to the Company's executive officers such as a car allowance, an annual physical, and tax and financial planning assistance.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jo-Ann Stores, Inc.

October 4, 2007	By:	/s/ David Goldston

Name: David Goldston
Title: Senior Vice President, General Counsel and Secretary